Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose

The purpose of the Committee shall be to: (i) assist the Board in discharging its responsibilities relating to compensation of the Company’s non-employee directors, CEO and other “executive officers” (as designated for purposes of Section 16 of the Exchange Act); (ii) review and evaluate the Company’s overall executive compensation philosophy; (iii) administer the Company’s incentive compensation and equity-based plans and oversee the Company’s other compensation and benefits programs; (iv) prepare the compensation committee report on executive compensation required by the SEC for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, as applicable; and (v) assist the Board in its oversight of the Company’s human capital management policies and strategies.

A. Composition and Meetings

1.	Composition. The Committee shall be comprised of at least two members of the Board. Each Committee member shall be independent, as determined by the Board in accordance with The Nasdaq Capital Market rules and Rule 10C-1 of the Exchange Act. Each member of the Committee must also qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, provided that in the event that any member of the Committee does not so qualify, any equity awards and any disposition or acquisition of Company securities that are intended to be exempt from Section 16 of the Exchange Act shall be approved by either: (1) the Board or (2) a subcommittee consisting solely of at least two members of the Committee who qualify as nonemployee directors.

The Committee’s Chairperson and members shall be appointed by the Board, on the recommendation of the NCGC, in accordance with the Company’s Bylaws and any applicable agreement to which the Company is a party regarding the nomination of directors. Members of the Committee shall serve at the discretion of the Board for such term or terms as the Board may determine or until their earlier resignation, removal, disability or death. The Board may remove any member from the Committee at any time with or without cause in accordance with the Company’s Bylaws and any applicable agreement to which the Company is a party regarding the nomination of directors.

2.	Meetings. The Committee shall hold such regular or special meetings as its members deem necessary or appropriate to fulfill the Committee’s responsibilities. The Committee’s Chairperson shall preside at Committee meetings and shall have authority to convene meetings, set agendas and determine Committee information needs. If the Chairperson is not available, the Committee will appoint an alternate Chairperson by a majority vote. Members of the Company’s management and others may attend at the invitation of the Committee. However, the Committee shall have the opportunity to meet regularly without such individuals present, and in all cases the CEO and any other officers shall not be present at meetings at which their compensation or performance is discussed or determined.

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A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the Committee may act at a meeting only upon approval of a majority of its members constituting a quorum. Absent a meeting, the Committee may act in writing by the unanimous consent of its members. The conduct of the Committee’s meetings shall otherwise be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

3.	Minutes. Minutes of each meeting of the Committee shall be kept and distributed to each member of the Board and the Secretary of the Company. The Committee shall periodically report to the Board regarding its discussions and actions and make recommendations to the Board as appropriate.

B. Resources and Authority

The Committee shall be authorized to access such Company books, records, facilities and personnel and external resources as the Committee deems necessary or appropriate, in its sole discretion, to assist with the fulfillment of its defined responsibilities, including to select, retain, and obtain the advice of a compensation consultant, legal counsel or other professional advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of any Advisor, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The Committee shall have sole authority to approve fees, costs and other terms of engagement of any Advisor it retains and shall receive appropriate funding from the Company for the payment of such fees and costs, as well as the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its responsibilities.

Before selecting or receiving advice from an Advisor (other than in-house legal counsel), the Committee shall conduct an independence assessment considering the factors specified in the rules of The Nasdaq Capital Market. The Committee shall also evaluate whether any Advisor proposed to be retained has any conflict of interest. The Committee may select, or receive advice from, any compensation consultant or other Advisor it prefers, including ones that are not independent, after considering the specified factors. The Committee is not required to assess the independence of any Advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of the Company’s executive officers or directors and that is available generally to all salaried employees and/or providing information that either is not customized for a particular issuer or that is customized based on parameters that are not developed by the Advisor, and about which the Advisor does not provide advice.

To the extent not inconsistent with applicable law and The Nasdaq Capital Market rules, the Committee may form and delegate authority to one or more subcommittees as it deems appropriate in its sole discretion, so long as such subcommittee is solely comprised of one or more members of the Committee; provided, however, that when necessary to satisfy the requirements of Section 16b-3 of the Exchange Act, any such subcommittee must be comprised solely of at least two members who qualify as non-employee directors (as defined therein).

The operation of the Committee shall be subject to the FBCA and the Company’s Bylaws, as in effect from time to time. The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein, unless the Board specifically limits such authority.

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C. Responsibilities

Subject to the Company’s Bylaws, the Committee will have the full power and authority to carry out the following activities:

1.	Executive Compensation Philosophy. To establish, in consultation with the Board, the Company’s overall compensation philosophy, goals and objectives relevant to the compensation of the CEO and other executive officers and oversee the development and implementation of compensation programs and policies.

2.	Performance Goals and Objectives. The Committee shall review and approve the corporate goals and objectives applicable to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives; and evaluate, at least annually, the performance of the CEO and other executive officers against those goals and objectives.

3.	CEO Compensation. The Committee shall review, and recommend to the Board for approval, the CEO’s compensation including any awards under any equity-based compensation or nonequity-based incentive compensation plans. In evaluating and recommending the long-term incentive compensation of the CEO, the Committee may consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies and awards given to the CEO in past years. The term “compensation” shall include any type of compensation, including severance payments and benefits, that would be required to be disclosed in the Summary Compensation Table under Item 402 of Regulation S-K, exclusive of the value of employee benefits generally available to all salaried employees.

4.	Compensation of Other Executive Officers. The Committee shall review, determine and approve annually the compensation, including any awards under any equity-based compensation or non-equity-based incentive compensation plans, of the Company’s executive officers other than the CEO.

5.	Risk Management and Oversight. The Committee shall oversee the management of risks associated with the matters for which the Committee is responsible, including review, at least annually, of the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

6.	Incentive Compensation and Equity-Based Plans. The Committee shall review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans (including non-equity-based plans) and equity-based plans, and where appropriate or required, recommend such plans for approval by the Company’s stockholders, which includes the ability to adopt, amend and terminate such plans and proposals regarding any such plans to be included in the Company’s proxy statement. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

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7.	Director Compensation. The Committee shall at least once every two years review and recommend to the Board any changes to the compensation for non-employee directors, including any retainer, committee and committee chair fees and/or equity compensation.

8.	Benefits Programs. The Committee shall oversee and monitor the Company’s non-equity based benefit plans and programs, in particular those pertaining to executive officers, including, but not limited to, non-qualified deferred compensation, fringe benefits and any perquisites. In its discretion, the Committee may approve, ratify, amend, modify, terminate or interpret the terms of any non-equity-based benefit plan or program or delegate such authority to officers or employees of the Company to the extent such delegation is permitted by the terms as such plans and applicable law. In regard to employee benefit plans and programs, the Committee’s role shall be one of oversight and, except as the Committee otherwise expressly determines or applicable law otherwise expressly requires, the Committee shall not act as a fiduciary with respect to any benefit plans or programs under ERISA or otherwise.

9.	Compensation Discussion and Analysis. The Committee shall review and discuss with management the CD&A and related executive compensation disclosures, as required to be included in the Company’s annual proxy statement or annual report on Form 10-K, and shall recommend to the Board whether the CD&A and such other compensation disclosures be included in the Company’s annual proxy statement or annual report on Form 10-K.

10.	Committee Report. The Committee shall prepare the compensation committee report required to be included in the Company’s annual proxy statement or annual report on Form 10-K in accordance with applicable SEC rules and regulations.

11.	Peer Group. The Committee shall set the composition of the peer company group used for market comparison for executive compensation.

12.	Compensation Proposals. The Committee shall review and provide recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting of stockholders, including, if applicable, the advisory vote on executive compensation required by Section 14A of the Exchange Act and the frequency of such advisory votes on executive compensation, and shall consider the voting results of any such proposals.

13.	Human Capital Management. The Committee shall assist the Board in its oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to human capital management, including, but not limited to, policies and strategies regarding recruiting, retention, management succession and development.

14.	Incentive Compensation Clawback. The Committee shall review and recommend to the Board for approval the adoption, amendment or modification of a “clawback” policy that allows the Company to recoup incentive compensation in compliance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the rules of The Nasdaq Capital Market, and to administer the clawback policy in accordance with its terms.

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15.	Employment and Severance Agreements. The Committee shall review, and make recommendations to the Board regarding, any proposed employment agreements or proposed severance arrangements or plans, including any benefits proposed to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.

16.	Stock Ownership Guidelines. The Committee shall determine whether to establish stock ownership guidelines for the CEO and other executive officers and monitor compliance with any such guidelines at least annually.

17.	Risk Management. The Committee shall review the objectives of the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and conduct an assessment annually, as required by SEC rules, to determine if the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse risk on the Company.

18.	Committee Self-Assessment and Charter. The Committee shall review, discuss and assess, at least annually, its own performance, including fulfilling its responsibilities as outlined in this Charter. The Committee shall also review annually this Charter and recommend any proposed changes to the Charter for its approval.

Definitions

Advisor	Compensation consultant, legal counsel or other advisor
Board	Board of Directors of Gravitics Holdings, Inc.
CD&A	Compensation Discussion and Analysis
CEO	The Company’s Chief Executive Officer
Charter	Charter of the Compensation Committee of the Board
FBCA	Florida Business Corporation Act
Committee	Compensation Committee of the Board
Company	Gravitics Holdings, Inc.
ERISA	Employee Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
Nasdaq	The Nasdaq Capital Market
NCGC	Nominating and Corporate Governance Committee of the Board
SEC	United States Securities and Exchange Commission

Gravitics Document: Compensation Committee Charter

Department & Type: Legal & Compliance – Corporate Policy

Revision & Date: Rev. B, 6/3/2026

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